Contact:	David Felsenthal	The Advisory Board Company
	Chief Financial Officer	2445 M Street, N.W.
	202.266.5876	Washington, D.C. 20037
	jacobsg@advisory.com	www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS

THIRD QUARTER RESULTS FOR FISCAL 2005

Company Reports Quarterly Revenue Growth of 16% and Contract Value of $141 Million;
Announces Guidance for 2005 Calendar Year and New Research Program

WASHINGTON, D.C. — (February 7, 2005) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the third quarter of its fiscal year ending March 31, 2005. For the quarter ending December 31, 2004, revenues increased 16% to $36.2 million, from $31.3 million for the third quarter of fiscal 2004. Net income was $5.5 million, or $0.29 per diluted share, compared to $4.6 million, or $0.25 per diluted share in the same period a year ago. Pro forma net income for the quarter, which excludes stock option related expenses and includes income taxes at 41.0%, increased 27% to $5.9 million, or $0.32 per diluted share, from $4.7 million, or $0.25 per diluted share last year.

Revenues for the nine months ended December 31, 2004, increased 16% to $103.9 million from $89.7 million in the nine months ended December 31, 2003. Net income for the period was $16.9 million, or $0.89 per diluted share, compared to $13.7 million, or $0.74 per diluted share, for the same period a year ago. Pro forma net income for the nine months was $17.3 million, or $0.91 per diluted share, versus $14.0 million, or $0.75 per diluted share, in the prior year. Contract value grew 17% to $141.0 million as of December 31, 2004, up from $120.5 million as of December 31, 2003.

Frank Williams, Chairman and Chief Executive Officer of The Advisory Board Company, commented, “We are very pleased with our financial results for the December quarter as we achieved revenue growth of 16% and contract value growth of 17%. Our revenue growth was accompanied by strong margin expansion with pro forma operating margins of 25.1% and pro forma diluted EPS of $0.32, or 28% growth over the prior year period. Our performance was driven by cutting-edge research agendas and continued program innovation which led to strong renewal performance and continued growth across our program portfolio. Most importantly, we continue to see strong attachment to our model of providing proven best practices to address an increasingly complex array of strategic and operational issues across the healthcare landscape.”

He added, “I am also pleased to announce the launch of our newest research program, the Healthcare Philanthropy Program. This program is designed to aid member organizations in maximizing fundraising performance. Through best practice research, performance benchmarking data, and online tools, the program helps to bring greater business discipline and return on investment focus to healthcare philanthropy executives. We have already established a strong charter membership for the program, including Partners HealthCare in Boston, Sharp HealthCare in San Diego, Baylor Health Care, North Shore-Long Island Jewish Health System and Sutter Health in Sacramento. The program is off to a strong start, and we are very excited about its potential.”

The Company’s effective tax rate increased during the three months ended December 31, 2004, as a result of legislation enacted during the quarter by the District of Columbia that disallows certain expected state tax deductions. The impact of the new legislation, together with adjustments made to certain deferred tax assets, caused the effective tax rate to increase to 43.9% for the quarter.

Outlook for Calendar Year 2005

Although the Company operates on a fiscal year ending March 31, 2005, the Company is providing guidance for the calendar year 2005. The following table summarizes the Company’s guidance for the twelve months ending December 31, 2005. Pro forma earnings per diluted share for each period presented exclude stock option related expenses and do not consider any share based compensation expense that may occur in 2005.

Revenue and Pro Forma Earnings Per Diluted Share Targets

					Twelve Months
		Three Months Ending			Ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2005	2005	2005	2005	2005
Revenue (000’s)	$37,400	$38,000	$39,800	$41,300	$156,500
Pro forma earnings per diluted share	$0.35	$0.33	$0.34	$0.37	$1.39

In addition, the Company expects pro forma income from operations of approximately $41 million for calendar year 2005 and an effective income tax rate of approximately 41% in the March quarter and 40.5% for the remaining nine months of calendar year 2005. These effective tax rates do not take into account rates that will be applicable dependent upon the District of Columbia’s recognition of the Company’s status as a Qualified High Technology Company (for further information please see Note 8 to the Company’s quarterly report on Form 10-Q filed November 9, 2004).

Mr. Williams concluded, “We are very excited about our research agenda in the coming year. Healthcare executives face a myriad of challenges from caring for a growing uninsured population and increasing malpractice costs to evaluating innovative clinical technology investments and deployment of information technology to improve efficiency and quality of care. Our ability to provide comprehensive decision support at a low cost as well as our expanding network of executive relationships provides a strong platform for 2005. As a result of our strong value proposition and unique business model, we remain confident in our ability to build a scalable growth company with outstanding products and services.”

Share Repurchase

During the three months ended December 31, 2004, the Company repurchased 233,200 shares of its common stock at a total cost of approximately $8.0 million. For the twelve months ended December 31, 2004, the Company repurchased 1,402,808 shares of its common stock at a total cost of approximately $46.8 million.

The Company will hold an investor conference call to discuss its third quarter performance this evening, February 7, 2005, at 5:30 p.m. Eastern Standard Time. The conference call will be available via live web cast on the Company’s web site at www.advisoryboardcompany.com in the section entitled “Other Information” found under the tab “About Us.” To participate by telephone, the dial-in number is 800-884-5695 and the access code is 14602347. Investors are advised to dial-in at least five minutes prior to the call to register. The web cast will be archived for seven days: from 7:30 p.m. Monday, February 7, until 7:30 p.m. Monday, February 14, 2005.

About The Advisory Board Company

The Advisory Board Company provides best practices research and analysis to the health care industry, focusing on business strategy, operations and general management issues. The Company provides best practices and research through discrete annual programs to a membership of more than 2,300 hospitals, health systems, pharmaceutical and biotech companies, health care insurers, and medical device companies in the United States. Each program typically charges a fixed annual fee and provides members with best practices, research reports, executive education and other supporting research services.

The Company believes its calculations of pro forma income from operations, net income and diluted earnings per share provide additional information about the Company’s ongoing operating performance as well as additional information to compare to prior periods. Pro forma results exclude stock option related expenses and charges recorded within the provision for income taxes discussed above. The pro forma disclosures include income taxes at an effective rate of 41% for fiscal year 2005. For historical results, a reconciliation between pro forma and GAAP is shown in the attached schedule. The Company is not able to reconcile its outlook for the remainder of calendar year 2005 to GAAP as stock option related expense is dependent upon a number of unknown factors, including the extent (if any) to which employee stock options are exercised and future stock price.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in the Company’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership-based services, dependence on key personnel, the need to attract and retain qualified personnel, management of growth, new product development, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results and various factors that could affect the estimated tax rate, including whether the District of Columbia recognizes the Company’s status as a Qualified High-Tech Company. These factors are discussed more fully in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

			Selected			Selected
	Three Months Ending		Growth	Nine Months Ending		Growth
	December 31,		Rates	December 31,		Rates
	2004	2003		2004	2003
Statements of Operations:
Revenues	$36,206	$31,262	15.8%	$103,911	$89,662	15.9%

Cost of services	15,059	13,167		42,899	37,075
Member relations and marketing	7,454	6,538		20,743	18,152
General and administrative	4,214	4,185		12,357	11,841
Depreciation and loss on disposal of assets	400	292		1,392	1,112
Stock option related expense	316	122		316	443
Income from operations	8,763	6,958		26,204	21,039
Interest income	1,001	781		2,810	2,042
Income before provision for income taxes	9,764	7,739		29,014	23,081
Provision for income taxes	(4,282)	(3,134)		(12,079)	(9,346)
Net income	$5,482	$4,605		$16,935	$13,735

Earnings per share
Basic	$0.31	$0.29		$0.96	$0.89
Diluted	$0.29	$0.25	16.0%	$0.89	$0.74	21.6%
Weighted average common shares outstanding
Basic	17,452	15,641		17,553	15,426
Diluted	18,861	18,627		19,074	18,554
Percentages of Revenues:
Cost of services	41.6%	42.1%		41.3%	41.3%
Member relations and marketing	20.6%	20.9%		20.0%	20.2%
General and administrative	11.6%	13.4%		11.9%	13.2%
Depreciation and loss on disposal of assets	1.1%	0.9%		1.3%	1.2%
Income from operations	24.2%	22.3%		25.2%	23.5%
Net income	15.1%	14.7%		16.3%	15.3%
Contract Value (at end of period)	$141,026	$120,504	17.0%
	RECONCILIATION OF PRO FORMA RESULTS
	( In thousands, except per share data )
Pro forma data (1) (2):
Income from operations	$8,763	$6,958		$26,204	$21,039
Stock option related expense	316	122		316	443
Pro forma income from operations	9,079	7,080		26,520	21,482
Interest income	1,001	781		2,810	2,042
Pro forma income before provision for income taxes	10,080	7,861		29,330	23,524
Pro forma provision for income taxes	(4,133)	(3,184)		(12,025)	(9,527)
Pro forma net income	$5,947	$4,677		$17,305	$13,997

Pro forma earnings per share
Basic	$0.34	$0.30		$0.99	$0.91
Diluted	$0.32	$0.25	28.0%	$0.91	$0.75	21.3%
Percentages of Revenues:
Pro forma income from operations (1)	25.1%	22.6%		25.5%	24.0%
Pro forma net income (1) (2)	16.4%	15.0%		16.7%	15.6%

(1) Excludes stock option related expense.
(2) Includes taxes of 41.0% for the fiscal year ending March 31, 2005.

THE ADVISORY BOARD COMPANY

CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	March 31,
	2004	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$37,801	$41,389
Marketable securities	3,023	3,737
Membership fees receivable, net	31,209	14,338
Prepaid expenses and other current assets	3,781	3,121
Deferred income taxes	19,231	17,123
Deferred incentive compensation	3,187	2,375
Total current assets	98,232	82,083
Fixed assets, net	9,273	6,701
Deferred income taxes, net of current portion	15,973	20,532
Marketable securities	94,720	94,683
Total assets	$218,198	$203,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenues	$87,176	$72,410
Accounts payable and accrued liabilities	8,110	8,262
Accrued incentive compensation	8,017	7,704
Total current liabilities	103,303	88,376
Long-term liabilities:
Other liabilities	1,137	—
Total liabilities	104,440	88,376
Stockholders’ equity:
Common stock	182	183
Additional paid-in capital	105,767	88,885
Retained earnings	21,513	37,694
Accumulated elements of comprehensive income	11	1,031
Treasury stock	(13,715)	(12,170)
Total stockholders’ equity	113,758	115,623

Total liabilities and stockholders’ equity	$218,198	$203,999

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended December 31,
	2004		2003
Cash flows from operating activities:
Net income		$16,935		$13,735
Adjustments to reconcile net income to net cash provided by
operating activities -
Depreciation		1,276		1,112
Loss on disposal of fixed assets		116		—
Deferred income taxes and tax benefits resulting from the
exercise of common stock options		12,456		9,963
Amortization of marketable securities premiums		523		563
Changes in operating assets and liabilities:
Membership fees receivable		(16,871)		(14,446)
Prepaid expenses and other current assets		(661)		(1,103)
Deferred incentive compensation		(812)		(537)
Deferred revenues		14,766		14,623
Accounts payable and accrued liabilities		(152)		2,181
Accrued incentive compensation		313		512
Other liabilities		1,137		—

Net cash flows provided by operating activities		29,026		26,603

Cash flows from investing activities:
Purchases of property and equipment		(3,964)		(1,135)
Sales of marketable securities		20,713		6,000
Purchases of marketable securities		(22,242)		(38,411)
Net cash flows used in investing activities		(5,493)		(33,546)

Cash flows from financing activities:
Proceeds on issuance of stock from exercise of options		7,343		6,175
Issuance of common stock under employee stock purchase plan		207		240
Purchase of treasury shares		(34,671)		—
Net cash flows (used in) provided by financing activities		(27,121)		6,415

Net decrease in cash and cash equivalents		(3,588)		(528)
Cash and cash equivalents, beginning of period		41,389		33,301
Cash and cash equivalents, end of period		$37,801		$32,773

Supplemental disclosure of cash flow information:
Cash paid during the period for -
	$		$
Income taxes		33		—